Exhibit 99


News Release
Urban Televison Network Corporation
2707 South Cooper,  Suite 119
Arlington, Texas   76015


                              FOR IMMEDIATE RELEASE
                                  Teresa Lomas
                                 (817) 303-7449


     Urban Television Network Corporation Announces New Management Structure
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FORT WORTH,  TEXAS,  May 24, 2005:  Urban  Television  Network  Corporation  has
restructured its senior management team and brought in experienced professionals to lead it to the next level of growth in affiliates, programming and sales.

Jacob R. Miles III has been named Chief Executive Officer. He will lead and drive an extreme make-over of the company, its strategic direction, its revenue model, its branding image, it's programming and execute the company's new business plan. Jacob has served as the head of Operations for Tonka Toys/Hasbro and as an engineering and operations executive for the General Mills Toy and Entertainment Group.

"Urban American Television is uniquely positioned; it has a solid broadcast distribution infrastructure in place to reach the urban marketplace populated and lead by African-Americans and English speaking Hispanics. We intend to capitalize on that distribution infrastructure with unique programming that ingratiate leading corporations and their brands to our viewers", says Jacob Miles.

Reporting to Mr. Miles is Ms. Sandra Pate, Executive Vice President of Programming and Development. Ms. Pate's television career began in 1991 at Twentieth Century Fox Television as an executive assistant. Then she was promoted to Manager of Current Programming at Fox Broadcasting Company where she made major contributions to the network's urban lineup of primetime comedies and dramas including "Martin", "Living Single", "New York Undercover" among several others.

Also reporting to Mr. Miles is Ed Maddox, President and National Sales, formerly with Black Entertainment Television, (BET) and Times Mirror; and Mr. Bruno Olivieri, Executive Vice President of Affiliate Operations, formally an executive with the Florsheim Group. Mr. Randy Moseley continues as CFO.

Urban Television Network Corporation is a television network composed of broadcast television Station affiliates across the country that air programming supplied by the network via satellite transmission. The network is the first and only minority certified network to specifically target America's urban market that is comprised of African Americans, English speaking Hispanic Americans and many other urban consumers. The network competes with BET, which is owned by Viacom, Inc., and other services for the urban market niche that the Company believes is underserved at this time. The network has approximately 70 affiliates with a household coverage of approximately 22 million households. For additional information about Urban Television Network Corporation visit us on the Internet at http://www.uatvn.com.

Urban Television Network Corporation shares are traded on the over the counter bulletin board exchange Under the symbol URBT.

Urban Televison Network Corporation news releases and other investor information are available on the Internet at www.uatvn.com.